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                              SETTLEMENT AGREEMENT

                Pure Group, Inc. (the "Soliciting Shareholder"),

               James B. Rubin, James Berman, and Duncan N. Darrow,
                     individually and as the members of the
                 Board of Directors of Ranger Industries, Inc.,

                                       and

               Ranger Industries, Inc., a Connecticut corporation
                                 (the "Company")


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612624.6

     AGREEMENT made this 29th day of July, 1997, among Pure Group, Inc., a Delaware corporation (the "Soliciting Shareholder"); Ranger Industries, Inc., a Connecticut corporation (the "Company"); Mr. James B. Rubin, a New York resident ("Rubin"); Mr. James Berman, a Connecticut resident ("Berman"); and Duncan N. Darrow, a New York resident ("Darrow," and, collectively with Rubin and Berman, the "Current Board").

     WHEREAS, the Current Board constitute the current board of directors (the "Board," which term refers to the Board of Directors of the Company actually in office at a specified time) of the Company;

     WHEREAS, the Soliciting Shareholder is a holder of record of not less than 90,000 shares of the common stock, $0.01 par value (the "Common Stock") of the Company, and the beneficial owner of additional shares of Common Stock;

     WHEREAS, the Soliciting Shareholder commenced an action (the "Action") against the Company and certain other persons on or about , 1997, in Connecticut Superior Court for the Judicial District of Fairfield at Bridgeport, Docket No. CV-97-0342437S, which seeks, among other things, the call of an annual meeting of shareholders of the Company;

     WHEREAS, on or about April 28, 1997, Superior Court entered as an order in the Action a stipulation among the Soliciting Shareholder, the Company and the Current Board pursuant to which, among other things, the Company and the Current Board agreed to hold the Company's 1997 annual meeting of shareholders (the "Annual Meeting" or the "Meeting") on July 29, 1997, subject to confirmation;

     WHEREAS, commencing on or about June 20, 1997, the Soliciting Shareholder commenced the solicitation of proxies for use at the Annual Meeting, and, in connection with such solicitation, has distributed a proxy statement (the "Opposition Proxy Statement" or the "Proxy Statement") and form of proxy (the
"Opposition Proxy Card") which, if duly executed in accordance with the instructions and advice in the Opposition Proxy Statement, authorizes the proxies named therein (among other things) to vote FOR the election of Messrs. Isaac Perlmutter, Morton E. Handel and Raymond Minella (the "Nominees" or, whether or not elected or appointed, the "New Board") as the Board of Directors of the Company; and

     WHEREAS, the Current Board, intending to act in the best interests of the shareholders of the Company, desires to resign and appoint the Nominees as their successors, and to provide for an orderly transition of control of the Company to the New Board, and to make other provisions for the welfare of the Company;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is hereby agreed as follows:

1.   Postponement, Relocation of the 1997 Annual Meeting.

     a. The date for the Annual Meeting shall be postponed to 10:00 a.m. on August 11, 1997. The Board will use its best efforts to cause the Company to send out a timely and otherwise legally sufficient notice of the Annual Meeting to the shareholders of record (the "Shareholders") as of June

612624.6
                                        1

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16,  1997 (the  "Record  Date").  The place of the  Annual  Meeting  will be the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York 10022.

     b. The parties to the Action shall take (or have taken) such steps as may be necessary to notify and/or obtain the approval of the Superior Court to the postponement as aforesaid.

2.   Loan and Escrow.

     a. Simultaneously with the execution and delivery of this Agreement:

          i. The Soliciting Shareholder shall lend the Company the sum of One Hundred Ninety-six Thousand Four Hundred Seventy-six and 77/100 ($196,476.77) Dollars (the "Loan Proceeds" or the "Proceeds"), on all the terms and conditions set forth in the form of promissory note (the "Note") attached hereto as Exhibit A.

          ii. All parties hereto shall enter into the escrow agreement (the "Escrow Agreement") with Battle Fowler LLP, as escrow agent (the "Escrow Agent"), substantially in the form attached hereto as Exhibit B.

          iii. The executed Note shall be delivered to the Escrow Agent and held pursuant to the Escrow Agreement.

          iv. The Soliciting Shareholder shall deliver the Proceeds to the Escrow Agent by delivering certified checks payable to those certain creditors of the Company listed on Exhibit C (the "Creditors").

     b. The Proceeds will be delivered by the Escrow Agent to the Creditors, and the Note will be delivered to the Soliciting Shareholder at the earlier of (A) the final adjournment of the Annual Meeting if the conditions (the "Conditions") set forth in subparagraphs (i), (ii) and (iii) below are fulfilled by such time, or (B) September 9, 1997 (the "Deadline") if the Conditions in subparagraphs
(ii) and (iii) are fulfilled at such time. The Conditions are as follows:

          i. The Nominees are duly elected by the Shareholders at the Annual Meeting as the Board of Directors of the Company, for a term of one year and until their successors have been elected and qualified;

          ii. Rubin, Berman and Darrow, each severally, shall have complied with and observed all the covenants and undertakings set forth herein; and

          iii. No action or proceeding shall have been commenced and be continuing at the Deadline which challenges the rights of the Soliciting Shareholder (whether alone or together with any other person) to own its shares of Common Stock of the Company or to exercise any rights arising out of the full and unrestricted ownership of the shares under the Company's certificate of incorporation or by-laws, or which seeks to enjoin the holding of the Annual Meeting or enjoin,

612624.6
                                        2

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               prevent,  postpone or invalidate  the election of the Nominees as the Board of Directors of the Company at the Annual Meeting.

3. Resignations and Elections. Simultaneously with the execution and delivery of this Agreement, Rubin, Berman and Darrow shall sequentially resign from the Board of Directors of the Company and elect as their successors the Nominees by the following procedure:

          i. Berman and Darrow shall each, severally, tender his resignation as a director of the Company, and promptly thereafter, Rubin shall elect Mr. Isaac Perlmutter ("Perlmutter") and Mr. Morton E. Handel (Handel") as directors to fill the vacancies on the Board of Directors resulting from the resignations of Messrs. Berman and Darrow.

          ii. Promptly thereafter, Rubin shall tender his resignation as a director of the Company, and Perlmutter and Handel, in their capacities as directors of the Company, shall elect Mr. Raymond Minella to fill the vacancy on the Board of Directors resulting from the resignation of Rubin.

          iii. Rubin and Mr. Robert T. Symington shall resign as officers of the Company.

          iv. The resignations and elections shall be effected by unanimous written consents in the form attached hereto as Exhibits D and E attached hereto; the resignations shall be tendered substantially in the form of Exhibit F attached hereto.

4.   Covenants and Representations of the Rubin, Berman, Darrow and the Company.

     From the date hereof until the final adjournment of the Annual Meeting, each of Rubin, Berman and Darrow and, prior to the resignations and elections contemplated by Section 3, the Company, or such of them as hereinafter specified, shall severally keep and observe the following covenants, and/or hereby warrants and represents as follows:

     a. None of them shall, directly or indirectly, engage in the solicitation of any Shareholder (which term, for purposes of this Section, includes any duly authorized proxy, officer, partner or other agent of a Shareholder) to vote or refrain from voting at the Annual Meeting, provided, however, that none of them shall be prohibited from soliciting any Shareholder to vote in favor of the New Board.

     b. None of them shall, directly or indirectly, discourage any Shareholder from attending the Meeting, in person or by proxy.

     c. None of them, without the prior written approval of the Soliciting Shareholder, shall issue any press release or make any public announcement with respect to the Company, the Soliciting Shareholder, the New Board or the Annual Meeting.

     d. Rubin shall, not later than three days hereafter, deliver to the Soliciting Shareholder a duly executed Opposition Proxy Card, covering all shares of Common Stock owned, directly or indirectly, of record or beneficially, in whole or in part, by him. Rubin may, in his discretion, direct the proxies named in the Opposition Proxy Card to withhold the vote of the shares represented thereby

612624.6
                                        3

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with respect to the election of directors.  Rubin hereby warrants and represents that no other signature of any other person nor any other authorization is required to make the execution and delivery of such proxy valid in all respects. Rubin shall not, prior to the earlier of (i) the final adjournment of the Annual Meeting or (ii) the Deadline, revoke the proxy thereby granted, either in writing, or by attending the Annual Meeting and voting thereat.

     e. Each of Berman and Darrow severally warrants and represents that he is not, directly or indirectly, the record or beneficial owner of any shares entitled to be voted at the Annual Meeting, and he is not the holder of any equity interest in, or an officer, director, partner, proxy, representative or other agent of any person who owns Common Stock of the Company entitled to vote at the Annual Meeting.

     f. Rubin, Berman and Darrow each severally undertakes that if he becomes the direct or indirect beneficial owner of any shares of Common Stock, or the holder of any equity interest in, or an officer, director, partner, proxy, representative or other agent of any person who owns any Common Stock entitled to vote at the Annual Meeting, he will use his best efforts to cause such shares
(i) to be present at the Annual Meeting, and (ii) either (A) voted in favor of the New Board, or (B) not voted with respect to the election of directors.

     g. Each of Rubin, Berman and Darrow severally warrants and represents as follows:

          i. The Company is not indebted to him for any compensation or reimbursement of expenses incurred by him on behalf of the Company, or the payment of any employee benefits or similar benefits of any nature (whether directly to him or to any plan, trust or insurance carrier for the benefit of, or as a contribution on behalf of, him), other than as set forth on Exhibit C.

          ii. The Company is not indebted to him or any affiliate for any money loaned by him or any affiliate, other than as set forth on Exhibit C.

     h. Each of Rubin, Berman and Darrow, as directors of the Company, hereby severally warrants and represents as follows:

          i. This Agreement, the Note and the Escrow Agreement each has been duly authorized and delivered by the Company and is legal, valid and binding against the Company and each of them. Attached hereto as Exhibit H is a Secretary's certificate confirming the due adoption of a resolution of the Board of Directors of the Company, and an incumbency certificate with respect to Rubin, Berman and Darrow at the time such resolution was adopted.

          ii. The annual premium for the directors' and officers' liability insurance policy maintained by the Company and in force for the current term is not more than $35,000.00. The policy is currently in full force and effect and the premium has been paid in full for a term expiring not earlier than December 23, 1997.

          iii. To the best of their knowledge, the Company has no accrued liabilities other than (i) as set forth on Exhibit C, (ii) liabilities incurred in the ordinary course

612624.6
                                        4

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               of business,  not exceeding  $10,000 in the aggregate,  and (iii)
               liabilities   for   federal,   state  and  local   income   taxes
               attributable to the income of the products liability trust and the reorganization trust for tax periods beginning after December 31, 1995.

     i. Each of Rubin, Berman and Darrow severally warrants and represents all stock records of the Company are in the possession of Continental Stock Transfer and Trust Company; all corporate minutes and legal records of the Company are in the custody of Jones, Day, Reavis & Pogue, Esqs., in their office in New York, New York; and all financial and other records of the Company are in the possession of Rubin and/or Coopers & Lybrand. Rubin, Berman and Darrow each hereby severally undertakes to cause all the Company's books and records to be delivered promptly to such persons as the Board of Directors or any executive officer of the Company may hereafter direct.

5.   Representation of the Soliciting Shareholder.

     The Soliciting Shareholder warrants and represents that this Agreement, the Note and the Escrow Agreement each has been duly authorized and delivered by the Soliciting Shareholder and is legal, valid and binding against the Soliciting Shareholder. Attached hereto as Exhibit I is a Secretary's certificate confirming the due adoption of a resolution of the Board of Directors of the Soliciting Shareholder, and an incumbency certificate with respect to the members of the Board of Directors of the Soliciting Shareholder.

6.   Additional Covenants.

     a. The Company shall maintain in full force the directors' and officers' liability insurance policy heretofore maintained by the Company, for a period of one year beyond the current term of such policy, provided that (i) the premium for such coverage is not greater than 150% of the annual premium of such policy for the current one-year term, and (ii) such coverage is reasonably available from a reputable insurer. If coverage is not available from the current insurer, the Company shall seek coverage from any other reputable insurer, and the scope and terms of such coverage, including the limits of liability and deductibles, shall be substantially similar to the coverage in force on the date hereof.

     b. Each party hereto shall hereafter provide reasonable cooperation to all other parties hereto to effect the orderly change of management of the Company contemplated by this Agreement, including, without limitation, (i) any filings with the Securities and Exchange Commission, the Connecticut Department of State, any taxing authorities or any other governmental authority or (ii) any communications or authorizations to be given to persons having custody or possession of any assets, properties or records of the Company.

     c. No party hereto shall propose any substantive matter for presentment to or action by the shareholders at the Annual Meeting other than the election of directors.

     d. The Company shall, and the Soliciting Stockholder hereby undertakes to cause the Company to, promptly upon receipt thereof from the Escrow Agent, deposit the Escrow Funds into its payroll accounts then maintained by the Company and apply the Proceeds to promptly pay Rubin's net

612624.6
                                        5

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salary to Rubin,  and to the full and  timely  payment of all  withholdings  and payroll taxes to the appropriate taxing authorities.

7.   Releases.

     a. Rubin, Berman and Darrow shall each severally deliver a release in favor of the Soliciting Shareholder in the form of Exhibit I attached hereto, upon execution of this Agreement.

     b. The Soliciting Shareholder shall deliver to each of Rubin, Berman and Darrow a release in favor of each of Rubin, Berman and Darrow in the form of Exhibit J attached hereto, upon execution of this Agreement.

8.   Legal Fees.

     If any action or proceeding is commenced to enforce any provision of the Agreement, the prevailing parties will be entitled, in such action or proceeding, or otherwise, to payment in full of such party's reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding.

9.   Miscellaneous Provisions.

     a. Governing Law, Jurisdiction and Venue. This agreement shall be governed and construed under the law of the State of New York and the applicable federal securities laws, except to the extent that the laws of Connecticut exclusively and pre-emptively govern any particular issue.

     b. Notice. Any notice to be given hereunder shall be deemed given only if delivered by (i) certified mail, return receipt requested, or (ii) commercial overnight delivery service which regularly obtains a signed receipt upon delivery, or (iii) by hand, which delivery is acknowledged in writing, to the parties at the addresses as set forth below:




If to the Soliciting Shareholder:            With a copy to:
Pure Group, Inc.                             Battle Fowler LLP
P.O. Box 1028                                75 East 55th Street
Lake Worth, Florida 33460                    New York, New York 10022
                                             Att'n:  John N. Turitzin, Esq.

If to the Company:                           With a copy to:
Ranger Industries, Inc.                      Battle Fowler LLP, at the address
c/o Zeisler & Zeisler, Esqs.                         stated above, AND
558 Clinton Avenue                           Jones, Day, Reavis & Pogue
Bridgeport, Connecticut 06605                599 Lexington Avenue
Att'n:  Mr. Robert T. Symington, Secretary   New York, New York 10022
                                             Att'n:  Randi L. Strudler, Esq.


612624.6
                                        6

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If to Rubin:
Mr. James Rubin
c/o Resurgence Asset Management
1185 Avenue of the Americas
New York, New York 10036

If to Berman:
James Berman, Esq.
c/o Zeisler & Zeisler, Esqs.
558 Clinton Avenue
Bridgeport, Connecticut 06605

If to Darrow:
Duncan N. Darrow, Esq.
c/o Orrick, Herrington & Sutcliffe
666 Fifth Avenue
New York, New York 10103

     c. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     d. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     e. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, other than the agreement contained in the letter dated April 26, 1997, from Jones, Day, Reavis & Pogue to Day Berry & Howard, and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     f. Assignments, Successors, and No Third-party Rights. No party may assign any of his/its rights under this Agreement. Notwithstanding the foregoing, this Agreement will apply to, be

612624.6
                                        7

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binding in all respects  upon,  and inure to the benefit of the  successors  and permitted assigns of the parties.

     g. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     h. Section Headings, Gender and Number. The section headings in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

     i. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


Pure Group, Inc.


By:       /s/ Isaac Perlmutter                 /s/ James B. Rubin
     ----------------------------------     ---------------------------------
         Isaac Perlmutter, President          James B. Rubin, individually


                                               /s/ James Berman
                                            ---------------------------------
Ranger Industries, Inc.                       James Berman, individually


By:       /s/ James B. Rubin                   /s/ Duncan N. Darrow
     ----------------------------------     ---------------------------------
         James B. Rubin, President            Duncan N. Darrow, individually


By:       /s/ Robert T. Symington
     ----------------------------------
         Robert T. Symington, Secretary


612624.6
                                        8

                                TABLE OF EXHIBITS



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                                                                   Section
   Exhibit    Description                                         Reference
-------------------------------------------------------------------------------
     A        Form of Note                                          2.a.i.
     B        Escrow Agreement                                     2.a.ii.
     C        List of Certain Expenses                             2.a.iv.
     D        Form of Unanimous Written Consent -                    3.iv.
                       Resignation of Berman and Darrow
     E        Form of Unanimous Written Consent -                    3.iv.
                       Resignation of Rubin
     F        Form of Resignation                                    3.iv.
     G        Company's Secretary's Certificate                     5.g.3.
     H        Soliciting Shareholder's Secretary's Certificate          6.
     I        Form of Release by Rubin, Berman, Darrow                7.a.
     J        Form of Release by the Soliciting Shareholder           7.b.
===============================================================================


612624.6